EX-99.p.3

[State Street Global Advisors Logo]

Code of Ethics

November 1, 2009
(Issued in France December 1, 2009)

I.  Overview and Scope

The Code of Ethics (“the Code”) applies to the employees (collectively “employees”) of State Street Global Advisors wherever located and any other persons as designated from time to time by the Code of Ethics Review Committee (“the Committee”). SSgA Funds Management, Inc. (“SSgA FM”) and other advisory affiliates of State Street make up State Street Global Advisors (“SSgA”), the investment management arm of State Street Corporation (see Appendix A for a list of SSgA entities and locations). In certain non-US countries, local laws, regulations or customs may impose requirements in addition to those required by the Code. Employees residing in a country identified in Appendix D are subject to the applicable requirements set forth in Appendix D, as updated from time to time.

Please note that in France the provisions of this Code are complementary to the provisions of SSgAF’s Internal Regulation as updated on December 1, 2008, and the other policies and procedures listed in Appendix D.

The SSgA Compliance Department, under the direction of SSgA’s Global Chief Compliance Officer, administers this Code and should be contacted if you have any questions concerning the meaning or interpretation of any provision of this Code. The local Code of Ethics Officer can also be contacted for any questions relating to the implementation of this Code.

II.  Statement of General Fiduciary Principles.

As investment advisers, SSgA, its subsidiaries and affiliates (see Appendix A) (collectively “the Advisers”, “Our”, or “We”) owe a fiduciary duty to their advisory clients and are subject to certain laws and regulations governing personal securities trading. Therefore, as an employee, you have an obligation to observe the following principles:

▪	At all times, avoid placing your personal interest ahead of the interests of the clients of the Advisers;

▪	Avoid actual and potential conflicts of interests between personal activities and the Advisers’ clients’ activities; and

▪	Do not misappropriate investment opportunities from clients.

As such, your personal financial transactions and related activities, along with those of your family members (and others in a similar relationship to you) must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflicts of interest with the Advisers’ clients’ or abuse of your position of trust and responsibility. Please see Appendix D for regional requirements concerning applicability of the Code to accounts associated with the employee.

The Advisers consider personal trading to be a privilege, not a right. When making personal investment decisions you must exercise extreme care to ensure that the prohibitions of this Code are not violated. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. The Code sets forth procedures and limitations which govern the personal securities transactions of every employee.

It is not possible for this Code to address every situation involving employees’ personal trading. The Committee is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases placing the Advisers’ clients’ interests as paramount. No employee shall recommend or cause an Advisers’ client account to take action or refrain from taking action for the employee’s own personal benefit. Technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions which abuse your fiduciary duty to any client of the Advisers

III.  Definitions

The definitions are designed to help you understand the application of the Code to all employees, and in particular, your situation. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. Please contact your local Code of Ethics Compliance Officer if you have any questions. The specific requirements of the Code begin on page 10. Please refer back to these definitions as you read the Code.

A.	Categories of Employees

1.
Access Persons are those employees, who, in connection with their regular functions or duties, (i) have access to nonpublic information regarding any of the Advisers’ clients’ purchase or sale of securities; (ii) have access to nonpublic information regarding the portfolio holdings of any of the Advisers’ clients; and (iii) other persons designated as Access Persons by SSgA’s Chief Compliance Officer (“CCO”), the local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, temporary help, and interns providing services to the Advisers.

2.	Investment Personnel are Access Persons who:
(i) in connection with their regular functions or duties, are responsible for making investment recommendations or decisions; participate in making investment recommendations or decisions; are responsible for day-to-day management of a portfolio; have knowledge of investment decisions under consideration; execute trades; analyze and research securities;(ii) manage or are managed by employees meeting the criteria in (i) above; and (iii) other persons designated as Investment Personnel by SSgA’s CCO, the local Code of Ethics Officer, or their designee(s), or the Committee.

3.	Non-Access Persons are employees who are not categorized as Access Persons or Investment Personnel. Non-executive/independent directors are also categorized as Non-Access Persons.

4.
Employees are all officers, directors, and employees of the Advisers, including full-time and part-time, exempt and non-exempt employees (where applicable), and other such persons as designated by the Committee. Such persons may include fund officers, consultants, contractors, temporary help, and interns providing services to the Advisers.

5.
Covered Person means a person subject to the provisions of this Code. (Please see Appendix D for regional definitions.) This includes employees and their related persons, such as spouses, domestic partners,minor children, adult children and other relatives living in the employee’s household, as well as other persons designated as a Covered Person by the CCO or local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, and interns providing services to the Advisers.

B.
Accounts are all brokerage accounts, including the State Street Salary Savings program (401k accounts in the U. S.) and other retirement plan accounts offered to employees, the Self-Directed brokerage accounts offered to employees by State Street Global Markets (“SSGM”), and ESOPs, pension or retirement plans offered by other employers. Accounts do not include an employee’s personal bank accounts, those educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled funds (such as IRC 529 Plans in the U.S.). Accounts do not include Australian public offer superannuation vehicles or investment option(s) within such vehicles except those which are either wholly advised by the Advisers or enable member directed exposure to a particular security requiring pre-clearance as specified in Appendix

C.	Employee Related Account of any person covered under this Code includes but is not limited to:

1.	The employee’s own Accounts and Accounts “beneficially owned” by the employee as described below;

2.	The employee’s spouse/domestic partner’s/PACS1 partner’s Accounts and the Accounts of minor and adult children and other relatives living in the employee’s household;

3.
Accounts in which the employee, his/her spouse/domestic partner/PACS partner, minor and adult children or other relatives living in their household have a beneficial interest (i.e. share in the profits even if there is no influence on voting or disposition of the shares); and

4.
Accounts (including corporate Accounts and trust Accounts) over which the employee or his/her spouse/domestic partner/PACS partner or other relatives living in the employee’s household exercises investment discretion or direct or indirect influence or control.

See Appendix B for a more detailed discussion of beneficial ownership. For additional guidance in determining beneficial ownership, contact your local Code of Ethics Officer.

D.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This

1  PACS partner is a term for a domestic partner applicable in France.

includes a dividend reinvestment plan and payroll and State Street contributions to the State Street retirement plans.

E.	CCO means the Global Chief Compliance Officer of SSgA.

F.	Committee means the Code of Ethics Review Committee. The Code of Ethics Review Committee reports into the Executive Management Group of SSgA.

G.
Covered Securities are those securities subject to certain provisions of the Code. See Appendix E “Security Types and Pre-Clearance and Reporting Requirements” for the application of the Code to the various security types and for a list of securities which are not Covered Securities.

H.
Closed-end Fund means a registered investment company that raises capital only once, by issuing a fixed number of shares. The shares of the closed end fund are typically traded on an exchange and their prices fluctuate throughout the trading day, based on supply, demand, and the changing values of their underlying holdings. Closed-end funds are also known as Listed Investment Companies in Australia, and Investment Trusts in the UK. Closed-end funds do not include funds typically known as “Exchange-Traded Funds” (“ETFs”) organized as open-end investment companies or unit investment trusts.

I.	Discretionary Account means an Employee Related Account in which the individual has contractually authorized the broker or advisor to have full investment discretion over the account and trade securities in the account without prior consent for each transaction.

J.	EMG means the Executive Management Group of SSgA.

K.	IPO means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission or a foreign financial regulatory authority.

L.	Local Code of Ethics Officer means the Code of Ethics Officer for each of the Advisers’ local offices. A current contact list is maintained on the Code of Ethics Intranet page.

M.
Employee Incentive Awards means SSgA Performance Equity Plan (“PEP”) Awards in State Street Corporation (“STT”) stock, Deferred Stock Awards (DSAs), Restricted Stock Awards (RSAs), STT stock options which are granted to employees, and any other awards that are convertible into or otherwise based on STT common stock.

N.
Private Placement means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department). Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned or privately held businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements. Please see Appendix D for regional definitions of Private Placement.

O.
Reportable Fund means any commingled investment vehicle (except money market funds and ETFs), or Exchange Traded Note (“ETN”) for which the Advisers act as investment adviser, sub-adviser, principal underwriter, or marketing agent. The current list of Reportable Funds is maintained by the Code of Ethics team within SSgA Compliance and is located on the Code of Ethics Intranet page.

P.
SSgA Compliance Department means all global SSgA compliance staff, including those in local offices, in charge of ensuring compliance with the laws and regulations in force worldwide and who report up to the Global Chief Compliance Officer of SSgA.

Q.
Spread betting is any of various types of wagering, such as on sports, financial instruments or house prices for example, on the outcome of an event where the pay-off is based on the accuracy of the wager, rather than a simple “win or lose” outcome. As an example, spread betting on a stock allows the participant to speculate on the price movement of the stock.

IV. Requirements of the Code Applicable to all Employees (Non-Access Persons, Access Persons, and Investment Personnel)

A.	Compliance with Applicable Securities Laws

The Advisers are subject to extensive laws and regulations. As an employee, you must comply not only with all applicable securities laws2, but all applicable firm-wide policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable securities laws. Any person subject to this Code is responsible for compliance with these rules with respect to any Employee Related Account, as applicable. Employees residing outside the U.S. must also comply with local securities laws (see Appendix D for specific country requirements). In addition, employees must be sensitive to the need to recognize any conflict, or the appearance of a conflict, of interest between personal activities and activities conducted for the benefit of the Advisers’ clients, whether or not covered by the provisions of this Code.

B.	Adherence to the SSgA Inside Information Policy and the State Street Standard of Conduct.

Employees must adhere to the provisions of the SSgA Inside Information Policy, which governs the receipt and communication of material, non-public information (“inside information”) and prohibits the use of such information in violation of securities laws. The SSgA Inside Information Policy states that trading or recommending trading in any security in violation of securities laws while in possession of material, non-public information (“insider trading”) is prohibited. It is a violation of the SSgA Inside Information policy for any employee to engage in insider trading, including:

•	trading, either personally or on behalf of others, while in possession of inside information;

•
communicating inside information to any other person (except to a direct manager or person authorized by the SSgA Legal Department to receive such information (a “Designated Person”) or other SSgA employees on a need-to-know basis with the prior approval of one of the Designated Persons); and

•	recommending the purchase or sale of securities to which the inside information relates.

2  U.S. employees must comply with the applicable U.S. Federal Securities Laws. This includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under these statutes, the Bank Secrecy Act and rules adopted there under by the SEC or the Department of the Treasury.

Inside information may include information about important events involving the Reportable Funds, such as, but not limited to, planned mergers or liquidations of Reportable Funds, or changes in the portfolio management team for a Reportable Fund.

Employees must also adhere to the provisions of the State Street Standard of Conduct, which addresses personal trading, inside information, and protection of confidential information, among other policies

C.	Reporting Violations

This language does not apply to employees in France. Please see Appendix D for the “Reporting Violations” section applicable in France. Employees are required to promptly report any violation of the Code, and any amendments thereto, whether their own or another individual’s, to their local Code of Ethics Officer. Reports of violations other than your own may be made to your local Code of Ethics Officer, or the CCO. Alternatively, you may contact these individuals anonymously and confidentially.

D.	Certification of Receipt and Compliance

1.      Initial Certification (New Employee)

Each new employee will be given copies of the Code and the State Street Standard of Conduct. Additionally, each new employee’s offer letter will include a copy of the Code and a statement advising the individual that he/she will be subject to the Code if he/she accepts the offer of employment. If, outside the U.S. due to local employment practices it is necessary to modify this approach, then the offer letters will be revised in accordance with local law. Within 10 calendar days of becoming a Non-Access Person, Access Person, or Investment Person, each new employee must certify that they have (i) read, understand, and will comply with the Code, (ii) will promptly report violations or possible violations (in France, employees will acknowledge they have the possibility to report violations or possible violations identified in the “Reporting Violations” section set forth in Appendix D as applicable to France); and (iii) recognize that a violation of the Code may be grounds for disciplinary action.

2.      Annual Certification (All Employees)

Each employee is required to certify annually that they have read and understand the Code. Each employee must also certify that they: (i) have complied with the Code during the course of their association with the Adviser; (ii) will continue to comply with the Code in the future; (iii) will promptly report violations or possible violations (in France, employees will acknowledge they have the possibility to report the violations or possible violations identified the “Reporting Violations” section set forth in Appendix D as applicable to France); (iv)

recognize that a violation of the Code may be grounds for disciplinary action. This certification shall apply to all Employee Related Accounts.

E.	Reportable Funds Transactions and Holdings.

Employees are subject to the same policies prohibiting excessive trading that apply to all shareholders in Reportable Funds. These policies, as described in the Reportable Funds’ prospectuses, are subject to change.

Employee investments in Reportable Funds are also subject to the Short Term Trading policy described in Section V. B. of this Code. These transactions are also subject to the pre-clearance and reporting requirements described in Appendix E.

The current list of Reportable Funds is maintained by the Code of Ethics team within SSgA Compliance and is located on the Code of Ethics Intranet page

F.	Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix C)

1.      Initial Report

Each new employee must disclose all Employee Related Accounts and all holdings in Covered Securities within 10 days of becoming a Non-Access Person, Access Person, or Investment Person. The report must contain information that is current as of a date no more than 45 days prior to the date the new employee became an Access Person, Investment Person, or Non-Access Person. Also, any Employee Related Accounts newly associated with an employee, through marriage, gift, inheritance, or any other life event, must be disclosed within 30 days of the event.

a.) Duplicate Statements and Confirms

Upon employment and for any Employee Related Accounts opened during employment, each employee is responsible for ensuring that their broker-dealer, trust account manager, or other entity through with they have a securities trading account, sends directly to their local Code of Ethics Officer duplicate account statements and duplicate trade confirmations summarizing each transaction. In local jurisdictions where this is not standard market practice, the employee shall be responsible for supplying the local Code of Ethics Officer with required duplicate documents. Please see Appendix D for regional requirements.

2.      Quarterly Transaction Reports

Each employee is required to submit a quarterly transaction report for and certify to transactions in all Covered Securities within 30 days of calendar quarter end, even if they had no transactions in Covered Securities during the quarter. Each employee shall also certify that the accounts listed in the transaction report are the only accounts in which Covered Securities were traded during the quarter for their direct or indirect benefit. For the purposes of this report, transactions in Covered Securities that are effected in Automatic Investment Plans need not be reported.

3.      Annual Report

On an annual basis, employees are required to make an annual update of their Employee Related Accounts and all holdings in Covered Securities. Each employee shall certify that the Covered Securities listed in the report are the only Covered Securities in which they have any direct or indirect beneficial ownership. The report must contain information that is current as of a date no more than 45 days prior to the date the report is submitted.

G.	Excessive Trading

Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Advisers owe to their clients will not be permitted. An unusually high level of personal trading is strongly discouraged and may be monitored by the Code of Ethics team and reported to the Committee for review. A pattern of excessive trading may lead to disciplinary action under the Code.

H.	Gifts

All employees are required to comply with the Gifts and Entertainment Policy set forth in the State Street Standard of Conduct.

I.	Use of the Advisers’ Proprietary Information

The Advisers’ investment recommendations and other proprietary information are for the exclusive use of Our clients. Employees should not use the Advisers’ proprietary information for personal benefit. Any pattern of personal trading suggesting use of the Advisers’ proprietary information will be investigated by the local Code of Ethics Officer. Any misuse or distribution in contravention of the Advisers’ policies regarding confidentiality, proprietary information or the State Street Standard of Conduct is prohibited.

J.	Service as a Director/Outside Employment and Activities.

All employees are required to comply with the State Street Standard of Conduct’s Business Conflicts policy including with respect to business activities outside of the Advisers.

As a matter of general practice, employees are discouraged from serving on a finance or investment committee of an organization outside of the Advisers due to potential conflicts of interest and resources constraints involved with administering and overseeing such situations. Requests from employees to serve on the board of any organization outside of the Advisers, including Finance and /or Investment Committees, will be reviewed on a case-by-case basis and, depending on the employee’s position and responsibilities with the Advisers, the request may be denied.

No employee may offer investment advice with respect to, or manage, any account or portfolio (other than in connection with their employment with the Advisers) of which the employee does not have Beneficial Ownership. Any employee requests for exceptions to this policy will be considered on a case-by case basis and, depending on the employee’s position and responsibilities with the Advisers, the request may be denied.

Please see the Outside Activities and Affiliations Request pre-approval form, located on the Code of Ethics intranet page, which must be completed by the employee and approved by their manager and SSgA Compliance prior to accepting any personal fiduciary appointments such as administrator, executor or trustee, joining the board of an organization, or engaging in business activity outside of the Advisers When completing their annual certification acknowledging receipt and understanding of the Code, employees will be asked to certify that they have obtained the required pre-approval for these activities.

K.	Futures, Options, and Spread Betting

Employees are prohibited from engaging in spread betting. Employees are also prohibited from buying or selling options and futures. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of options received from the prior employer is subject to the pre-clearance and reporting requirements of the Code. Please see Appendix D for additional regional regulations.

L.	Initial Public Offerings

Employees are prohibited from acquiring securities through an allocation by an underwriter of an initial public offering (“IPO”). An exception may be made for situations where the spouse/domestic partner/PACS partner of an employee is eligible to acquire shares in an IPO of his/her employer with prior written disclosure to and written approval from the local Code of Ethics Officer. Please see Appendix D for additional regional regulations.

M.	Private Placements.

Employees must obtain prior written approval from their local Code of Ethics Officer before participating in a Private Placement. The local Code of Ethics Officer will consult with the Committee and other appropriate parties in evaluating the request. To request prior approval, employees must provide their local Code of Ethics Officer with a completed Private Placement Request form which is available on the Code of Ethics intranet page. See Appendix D for regional definitions of Private Placements.

If the request is approved, the employee must report the trade on the Quarterly Transaction Report and report the holding on the Annual Holdings Report (see Section IV. F.) Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements

N.	Investment Clubs and Investment Contests

The Advisers generally prohibit employees from direct or indirect participation in an investment club or investment contest. These prohibitions extend to the direct or indirect acceptance of payment or offers of payments of compensation, gifts, prizes, or winnings as a result of participation in such activities.

O.	Shorting of Securities

Employees are prohibited from selling securities short. Please see Appendix D for additional regional regulations.

P.	State Street Stock

Certain employees of the Advisers are subject to the State Street Securities Trading Policy as administered by the State Street Corporate Legal Department. You must comply with this policy to the extent it applies to you.

During certain trading windows, employees may be permitted to exercise Employee Incentive Awards without being subject to the blackout rule. Employees will be notified when a trading window commences. During this period, all employees remain subject to the SSgA Inside Information Policy, as well as the Inside Information policy set forth in the State Street Standard of Conduct.

V.  Trading Provisions, Restrictions, and Prohibitions Applicable to Access Persons and Investment Personnel

A.	Pre-Clearance

Access Persons and Investment Personnel must request and receive pre-clearance approval prior to effecting a personal transaction in most Covered Securities (see Appendix E). All pre-clearance requests must be made by submitting a Pre-Trade Authorization Form (“PTAF”) for the amount of shares to be transacted in the Code of Ethics Compliance system, StarCompliance.

Pre-clearance approval is valid for the same business day the approval is granted. “Good-till-cancelled” orders are not permitted. Employees are required to submit a PTAF on “Limit” orders for every day the limit order is open.

Any pre-clearance request may be evaluated to determine compliance with the provisions of the Code relevant to the trade or as market conditions warrant. As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

By seeking pre-clearance, Access Persons and Investment Personnel will be deemed to be advising the local Code of Ethics Officer or their designee(s) that they (i) do not possess any material, non-public information relating to the security or issuer of the security; (ii) are not using knowledge of any proposed trade or investment program relating to any client portfolio for personal benefit; (iii) believe the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information requested by the local Code of Ethics Officer or their designee(s).

Subject to the de minimis exception, Access Persons and Investment Personnel may not trade in a Covered Security on any day that the Advisers have a pending buy or sell order in the same Covered Security on the trading desk for any fund or client account until the order is executed or withdrawn.

De Minimis Exception

Employee transactions effected pursuant to the de minimis exception permit a trade to be automatically pre-approved due to its size and remain subject to the pre-clearance and reporting requirements of the Code. A “de minimis transaction” is a personal trade that meets the following conditions: A transaction in a security with an aggregate amount equal to or less than US $5,0003 (or the local country equivalent) and not more than 1% of the average daily market trading volume for the particular security within a five business day window.

3  Please note: Until StarCompliance Next Generation can be implemented the de minimis exception will continue to be applied at the current US $30,000 level (or the local country equivalent).

Exempted Transactions

Pre-clearance is not required for the below list of transactions:

•	•
Purchases or sales which are part of an Automatic Investment Plan where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance). These include dividend reinvestment plans, transactions in Employee Stock Ownership Programs (“ESOPs) and similar services. Initiation of an Automatic Investment Plan must be disclosed to the local Code of Ethics Officer or their designee(s) in advance.

•	Transactions in Covered Securities for which the Committee has determined pre-clearance is not required (please see Appendix E for a chart of Security Types and pre-clearance requirements).

•
Subject to prior approval of the account from the local Code of Ethics Officer, transactions made in a Discretionary Account. Please see the Code of Ethics intranet page for the approval form and broker certification which must be supplied to the local Code of Ethics Officer.

•	Transactions in educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled products (such as IRC 529 Plans in the U.S.).

•
Involuntary purchases or sales such as mandatory tenders, broker disposition of fractional shares, debt maturities. Voluntary tenders, transactions executed as a result of a margin call, and other non-mandatory corporate actions should be pre-cleared, unless the timing of the action is outside the control of the employee.

•	Securities received via a gift or inheritance

B.	Short-Term Trading.

All Access Persons and Investment Personnel are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent Covered Security within sixty (60) calendar days. Profits from such trades must be disgorged (surrendered) in a manner acceptable to the Committee and the EMG. Any disgorgement amount shall be calculated by the local Code of Ethics Officer or their designee(s), the calculation of which shall be binding. This provision does not apply to:

•	Transactions in securities that are not Covered Securities, transactions in ETFs and money market funds (see Appendix E);

•	Transactions executed in Employee Related Accounts that, with prior approval from the local Code of Ethics Officer, are exempt from pre-clearance; or

•	Transactions effected through an Automatic Investment Plan.

VI. Trading Requirements Applicable to Investment Personnel

a)	Blackout Period

Subject to the de minimis exception, Investment Personnel may not buy or sell a Covered Security that requires pre-clearance for their Employee Related Accounts for seven calendar days before or after a transaction in the same or equivalent security in a client portfolio.

If a Portfolio Manager receives pre-clearance authorization to trade a Covered Security that requires pre-clearance in his or her Employee Related Account, and subsequently determines that it is appropriate to trade the same or equivalent security in his or her client portfolio, the Portfolio Manager must contact their local Code of Ethics Officer prior to executing any trades for his or her Employee Related Account and/or client portfolio.

VII.  Administration and Enforcement of the Code of Ethics

A.	Applicability of the Code of Ethics’ Provisions

The EMG, or its designee(s), has the discretion to determine that the provisions of the Code of Ethics policy do not apply to a specific transaction or activity. The EMG, or its designee(s), will review applicable facts and circumstances of such situations, such as specific legal requirements, contractual obligations or financial hardship. Any employee who would like such consideration must submit a request in writing to their local Code of Ethics Officer.

B.	Review of Reports

The local Code of Ethics Officer within the SSgA Compliance Department will regularly review and monitor the reports filed by Covered Persons. Employees and their supervisors may or may not be notified of the Compliance Department’s review.

C.	Violations and Sanctions

This language does not apply to employees in France. Please see Appendix D for the “Violations and Sanctions” section applicable in France. Any potential violation of the provisions of the Code or related policies will be investigated by the local Code of Ethics Officer within the SSgA Compliance Department, or, if necessary, the Committee. Violations of the Code are reported to the Committee and the EMG. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to one or more of the following: a warning letter, fine, profit surrender, personal trading ban, suspension of employment, termination of employment, or referral to civil or criminal authorities. Material violations will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

D.	Appeal of Sanction(s)

This language does not apply to employees in France. Please see Appendix D for the “Defense Rights in Regard to Sanctions” section which replaces this section for France. Employees deemed to have violated the Code may appeal the determination by providing their local Code of Ethics Officer with a written explanation within 30 days of being informed of the outcome. If appropriate, the local Code of Ethics Officer will review the appeal with the EMG. The employee will be advised whether the sanction(s) will be imposed, modified, or withdrawn. Such decisions on appeals are binding. The employee may elect to be represented by counsel of his or her own choosing and expense

E.	Amendments and Committee Procedures

The Committee will adopt procedures that will include periodic review of this Code and all appendices and exhibits to the Code. The Committee may, from time to time, amend the Code and any appendices and exhibits to the Code to reflect updated business practice or changes in applicable law and regulation. The Committee shall submit material amendments to the EMG for approval. In addition, the Committee shall submit any material amendments to this Code to the respective boards of trustees/managers of the Reportable Funds, or their designee(s), for approval no later than six months after adoption of the material change

See Appendix D for additional information relating to the administration and enforcement of the Code of Ethics in certain regions.

Appendix A:  SSgA Legal Entities and Locations

Entity	Location
Managed Pension Funds, Limited	London, England
SSgA Australia Services Ltd.	Sydney, Australia
SSgA Funds Management, Inc.	Boston, MA
SSgA Private Funds LLC	Dover, DE
SSgA Investment Research Private Services	Bangalore, India
Limited
State Street Global Advisors, a division of State	Boston, MA
Street Bank And Trust Company
State Street Global Advisors (Japan) Co., Ltd	Tokyo, Japan
State Street Global Advisors AG	Zurich, Switzerland
State Street Global Advisors Asia Limited	Hong Kong
State Street Global Advisors France, S.A.	Paris, France
State Street Global Advisors GmbH	Munich, Germany
State Street Global Advisors Limited	London, England
State Street Global Advisors Luxembourg	Luxembourg,
Management Sarl	Luxembourg
State Street Global Advisors Singapore Limited	Singapore, Singapore
State Street Global Advisors, Australia, Limited	Sydney, Australia
State Street Global Advisors, Cayman	Grand Cayman, Cayman Islands
State Street Global Advisors, Inc.	Dover, DE
State Street Global Advisors, Mauritius	Port Louis, Mauritius
State Street Global Advisors, Ltd	Quebec, Canada
State Street Unit Trust Management Limited	London, England
The Tuckerman Group, LLC	Ryebrook, NY

Appendix B:  Beneficial Ownership

The Code states that the Code’s provisions apply to accounts beneficially owned by the employee, as well as accounts under direct or indirect influence or control of the employee. Generally, a person is considered to be a beneficial owner of accounts or securities when the person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

•	Accounts and securities held by immediate family members sharing the same household; and

•	Securities held in trust (certain restrictions may apply)

In addition, an employee may be considered a beneficial owner of an account or securities when the employee can exercise direct or indirect investment control.

Practical Application

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If an adult child is living with his or her parents: If the child is living in the parents’ house, but does not financially support the parent, the parents’ accounts and securities are not beneficially owned by the child. If the child works for the Advisers and does not financially support the parents, accounts and securities owned by the parents are not subject to the Code, with the exception of UGMA/UTMA, or similar types of accounts, which are legally owned by the child. If one or both parents work for the Advisers, and the child is supported by the parent(s), the child’s accounts and securities are subject to the Code because the parent(s) is a beneficial owner of the child’s accounts and securities.

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Co-habitation (domestic partnership or PACS): Accounts where the employee is a joint owner, or listed as a beneficiary, are subject to the Code. If the employee contributes to the maintenance of the household and the financial support of the partner, the partner’s accounts and securities are beneficially owned by the employee and are therefore subject to the Code.

•	Co-habitation (roommate): Generally, roommates are presumed to be temporary and have no beneficial interest in one another’s accounts and securities.

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UGMA/UTMA and similar types of accounts: If the employee, or the employee’s spouse is the custodian for a minor child, the account is beneficially owned by the employee. If someone other than the employee, or the employee’s spouse, is the custodian for the employee’s minor child, the account is not beneficially owned by the employee.

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Transfer On Death accounts (“TOD accounts”): TOD accounts where the employee receives the interest of the account upon death of the account owner are not beneficially owned by the employee until the account transfer occurs (this particular account registration is not common).

•	Trusts

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If the employee is the trustee for an account where the beneficiaries are not immediate family members, the position should be reviewed in light of outside business activity and generally will be subject to a case-by-case review for Code applicability.

•	If the employee is a beneficiary and does not share investment control with a trustee, the employee is not a beneficial owner until the Trust assets are distributed.

•	If an employee is a beneficiary and can make investment decisions without consultation with a trustee, the trust is beneficially owned by the employee.

•	If the employee is a trustee and a beneficiary, the trust is beneficially owned by the employee.

•	If the employee is a trustee, and a family member is beneficiary, then the account is beneficially owned by the employee.

•	If the employee is a settler of a revocable trust, the trust is beneficially owned by the employee.

•	If the employee’s spouse/domestic partner is trustee and beneficiary, a case-by-case review will be performed to determine applicability of the Code.
•	College age children: If an employee has a child in college and still claims the child as a dependent for tax purposes, the employee is a beneficial owner of the child’s accounts and securities.

•	Powers of Attorney: If an employee has been granted power of attorney over an account, the employee is not the beneficial owner of the account until such time as the power of attorney is activated.

Appendix C:  Reporting Obligations

a)	Duplicate Statements and Confirmations

Upon employment with the Advisers and for any reportable accounts opened during employment, employees must instruct their broker-dealer, trust account manager, or other entity through which they have a securities trading account, to send on a regular basis directly to their local Code of Ethics Officer, or their designee(s):

•	a trade confirmation summarizing each transaction; and

•	account statements (e.g. monthly, quarterly statements).

This requirement applies to all reportable accounts in which an employee has direct or indirect Beneficial Ownership. In local jurisdictions where this is not standard market practice, the employee shall be responsible for supplying the local Code of Ethics Officer with required duplicate documents. Please see Appendix D for regional requirements.

B.	Initial and Annual Holdings Reports

Employees must file initial and annual holdings reports (“Holdings Reports”) as follows.

1.	Content of Holdings Reports

•	The title, number of shares and principal amount of each Covered Security;

•	The name of any broker, dealer or bank with whom the employee maintained an account in which any Covered Securities were held for the direct or indirect benefit of the employee; and

•	The date the employee submits the report.

2.	Timing of Holdings Reports

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Initial Report - No later than 10 calendar days after becoming an Access Person, Investment Personnel, or Non-Access Person. The information must be current as of a date no more than 45 days prior to the date the employee became an Access Person, Investment Person, or Non-Access Person.

•	Annual Report - Annually, and the information must be current as of a date no more than 45 days prior to the date the report is submitted.

3.	Exceptions from Holdings Report Requirements

No holdings report is necessary:

•	For holdings in securities that are not Covered Securities; or

•	For securities held in accounts over which the employee had no direct or indirect influence or control.

C.	Quarterly Transaction Reports

Employees must file a quarterly transaction report (“Transactions Report”) with respect to:

•	any transaction during the calendar quarter in a Covered Security in which the employee had any direct or indirect beneficial ownership: and

•	any account established by the employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the employee.

1.	Content of Transactions Report

a.	For Transactions in Covered Securities

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•	The nature of the transaction, (i.e., purchase, sale, or any other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report was submitted by the employee.

b.	For Newly Established Accounts Holding ANY Securities

•	The name of the broker, dealer, or bank with whom the employee established the account;

•	The date the account was established; and

•	The date the report was submitted by the employee.

2.	Timing of Transactions Report

No later than 30 days after the end of the calendar quarter.

3.           Exception from Transactions Report Requirements

No Transactions Report is necessary:

•	For transactions in securities that are not Covered Securities;

•	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; or

•	With respect to transactions effected pursuant to an Automatic Investment Plan.

Appendix D:  Specific Country Requirements (for Employees located in offices outside of the U.S.)

United Kingdom

The UK Financial Services Authority rules on personal account dealing are contained in the FSA Conduct of Business Rules Sourcebook (“COBS”).

Under COBS, any of the Advisers based in the UK must take reasonable steps to ensure that any investment activities conducted by employees do not conflict with the Adviser’s duties to its customers. In ensuring this is, and continues to be, the case, the Advisers must ensure they have in place processes and procedures which enable them to identify and record any employee transactions and permission to continue with any transaction is only given where the requirements of COBS are met.

France

At the date of this Code, SSgAF employees are required in France to comply, in addition to the Code, with the following provisions:

(i)	Laws and regulations

-	the Monetary and Financial Code, and in the particular the rules of good conduct provided in Articles L.533-11 et seq. of the Monetary and Financial Code;

-	the General Regulation of the Financial Markets Authority, and in particular the organizational and good conduct rules provided in Book III of this Regulation;

-	Instructions, recommendations and decisions issued as the case may be by the French Markets Authority.

(ii)	Policies and procedures issued locally by SSgAF:

-	Provisions of the Internal Regulation, as updated on December 1, 2008

-	Policy relating to management and the prevention of conflicts of interest, as updated on November 1, 2007.

Further, as indicated in the Code, certain sections of the Code are not applicable in France, or are applicable in a modified versions set forth below. References are to section headings used in the Code.

II.  Statement of General Fiduciary Principles

Please note that in France, the Code does not necessarily apply to transactions of family members or persons in a similar relationship to you. Rather, the Code applies to your personal transactions and related activities, and any transactions of which you are an effective beneficiary.

III.  Definitions

A. Categories of Employees - 5. Covered Person: In France, a Covered Person includes employees and other persons designated as a Covered Person by the CCO or local Code of Ethics Officer, or their designee(s), or the Committee. Such persons may include fund officers, consultants, contractors, and interns providing services to the Advisers. Persons related to an employee, such as spouses, children and other relatives living in the employee’s household are not covered by the Code, except to the extent the employee is an effective beneficiary of transactions entered into by such persons.

N. Private Placement: In France, a Private Placement means a securities offering that is exempt from registration or which is not subject to the obligation to publish a prospectus under certain relevant provisions of French law and regulation and/or similar laws of jurisdictions outside of France (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department). In France, the rules relating to Private Placements are set forth in Articles L.411-2 and D.411-1 et seq. of the Monetary and Financial Code.

IV.  Requirements of the Code Applicable to all Employees (Non-Access Persons, Access Persons, and Investment Personnel)

C. Reporting Violations

If an employee in France has reason to believe that a violation of law or regulations relating to internal control procedures in the financial, accounting, banking or anti-corruption areas or that a violation of a interest vital to SSgAF or of the physical or moral integrity of its employees has been committed, he/she is encouraged to notify the local Code of Ethics Officer so that SSgAF may carefully examine the facts and take corrective measures.

Employees should identify themselves in order to allow SSgAF to obtain a complete report on the relevant facts as rapidly as possible. Nonetheless, if circumstances require, employees may exceptionally communicate the facts anonymously.

The information furnished to the company by an employee believing in good faith that his/her action is necessary to protect SSgAF from illegal or inappropriate behavior will be treated in a strictly confidential and secure manner to the extent allowed by law. Any person identified within the framework of the procedure for reporting violations will have a right to access, obtain further information, and if applicable, object to and correct the data regarding him/her.

SSgAF will not take any sanctions or retaliatory measures against an employee for reporting suspected violations in good faith. Failure to report will not give rise to any consequences for employees. However, an abusive use of the reporting procedure may in certain cases expose an employee to sanctions.

F.  Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix C) - 1. a.) Duplicate Statements and Confirms

Upon employment and for any Employee Related Accounts opened during employment, each employee in France is responsible for sending to their local Code of Ethics Officer duplicate securities account statements and duplicate trade confirmations summarizing each transaction.

K.  Futures, Options, and Spread Betting

In France, the prohibition relating to futures and options does not apply to transactions completed through a Discretionary Account or transactions involving units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.

L.  Initial Public Offerings

In France, the prohibitions in the Code relating to participation in an IPO does not apply to securities acquired through a Discretionary Account or relating to units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.

O.  Shorting of Securities

In France, the prohibitions in the Code relating to shorting does not apply to sales made through a Discretionary Account or relating to units or shares of a mutual fund which is not governed by Articles L.214-35-2, L.214-37, L.214-42 and R.214-32 of the French Monetary and Financial Code.

VII.  Administration and Enforcement of the Code of Ethics

C.  Violations and Sanctions

Any potential violation of the provisions of the Code or related policies by employees in France will be investigated by the local Code of Ethics Officer within the SSgA Compliance Department, or, if necessary, the Committee. Employees are invited to review the list of misconduct which may, among other violations, give rise to the disciplinary sanctions contemplated by SSgAF’s Internal Regulation. Violations of the Code are reported to the Committee and the EMG. If a determination is made that a violation has occurred, a sanction may be imposed by the employer, SSgAF. Sanctions may include, but are not limited to one or more of the following: a warning letter, suspension, disciplinary dismissal, disciplinary dismissal for serious misconduct, disciplinary dismissal for gross misconduct. Sanctions will be proportional to the gravity of the misconduct. Significant sanctions will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

D.  Defense rights in regard to sanctions (replacing “D. Appeal of Sanctions” in the Code)

In France, all sanctions will be notified in writing to the employee concerned, indicating the grounds for the sanction.

Prior to any sanction affecting the duties, career, remuneration or presence of the employee, the following procedure will be implemented:

-	The employee will be convened to a prior meeting within the two-month period described in Article L.1332-4 of the Labor Code, by registered letter or by hand delivery against receipt.

This letter will state the purpose for the convocation and will indicate the date, place and time of the meeting, as well as the possibility for the employee to be assisted by a person of his/her choice from a list which can be consulted at the town hall of SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and/or the town hall of the employee’s domicile (if the employee’s domicile is located in the same department as the offices of SSgAF), or at the Labor Inspectorate located at SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex.

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A preliminary meeting will be held during which the facts relating to the employee’s alleged misconduct will be presented to the employee and to the person assisting the employee and at which the employee’s explanations will be obtained.

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As the case may be depending on the explanations given, a sanction letter will be sent by registered post, return receipt requested, at the earliest one full day and at the latest one month after the meeting. This letter should set forth the grounds for the sanction.

When the behavior of an employee renders such actions indispensable, conservatory measures may be taken prior to implementing the procedure described above. No sanction may be taken until the procedure has been completed.

The following additional sections are added to Part VII of the Code in regard to the Code’s administration and enforcement in France:

F.  Personal Data

In France, data obtained in the context of the administration and enforcement of the Code will be processed in compliance with the “Computers and Personal Freedom” Act of January 6, 1978, as modified by the Law of August 6, 2004. Pursuant to this law, employees have access, rectification and objection rights in regard to the data relating to them. They may exercise these rights by contacting:

SSgAF Compliance Department

Certain recipients of personal data are located outside of the EU, in particular the following recipients: SSgA Compliance, Boston, MA, and StarCompliance Software, Inc., Rockville, MD, United States of America. The following data will be communicated to such recipients: employee name, business phone number, business email address, name of brokerage firm, account number, name and amount of securities held in brokerage account. StarCompliance Software, Inc. has obtained and maintains a US-EU Safe Harbor Certification with resepect to data protection. The transmission of data to recipients located outside of the EU will be made for the purpose of implementing and coordinating the rules contemplated by this Code.

G.  Publicity and Entry into Force

This Code, which has been filed in France with the secretariat of the clerk of the Labor Court of SSgA, Defense Plaza, 23-25 rue Delariviere-Lefoullon, 92064 Paris La Defense Cedex and posted in compliance with the provisions of Articles R.1321-1 and R.1321-2 of the Labor Code, enters into force on (date to be provided after completion of formalities).

It will be provided to all employees and other relevant persons at the time of hire or arrival on the premises of SSgAF.

Modifications and additions to these internal rules shall be subject to the same consultation, communication and publicity procedures.

The Code has been previously submitted to the Labor Inspectorate, and is displayed on SSgAF’s premises.

Appendix C- Reporting Obligations

A.  Duplicate Statements and Confirmations

Upon employment with the Advisers and for any reportable accounts opened during employment, employees in France must send the local Code of Ethics Officer, or their designee(s) the duplicates of:

•	a trade confirmation summarizing each transaction; and

•	account statements (e.g. monthly, quarterly statements).

This requirement applies to all reportable accounts in which an employee has direct or indirect Beneficial Ownership.

Hong Kong and Singapore

To comply with local conflict of interest requirements, in addition to the other requirements of this Code, all Hong Kong and Singapore based Investment Personnel must pre-clear the following regardless of value with their local Code of Ethics officer after receiving pre-clearance approval in StarCompliance, but prior to conducting a trade,:

1.	Any trade requiring pre-clearance under this Code; and
2.	Any purchase or sale of an Exchange Traded Fund advised or sub-advised by SSgA in Hong Kong and Singapore.

Any purchase of an Exchange Traded Fund (which is advised or sub-advised by SSgA in Hong Kong and Singapore) shall also be subject to the minimum holding period of 30 calendar days.

Japan

To comply with local regulatory requirements in Japan, in addition to the other requirements of this Code, the following modifications are added for Japanese employees.

1.  Employees in Japan are subject to a minimum holding period of 6 months regardless of whether a transaction would result in the employee realizing a loss or profit. (Section V. B. Short - Term Trading)

2.  There is no de minimis exception available to Investment Personnel in Japan who work in the active equity group. (Section VI. A. Blackout Period)

Appendix E:  Security Types and Pre-Clearance and Reporting Requirements

(This list is not all inclusive and may be updated from time to time. Contact the Compliance Department for additional guidance as needed.)

Security Type	Covered Security?	Pre-clearance Required?	Transactions and Holdings Reporting Required?
Equity securities (publicly traded)	Yes	Yes	Yes
REITs (publicly traded real estate investment trusts)	Yes	Yes	Yes
State Street stock (“STT”)	Yes	Yes	Yes
Open-end mutual funds, UCITs, SICAVs, unlisted managed investment schemes not advised or sub-advised by SSgA	No	No	No
Open-end mutual funds advised and sub-advised by SSgA (except SSgA Money Market Funds)	Yes	Yes	Yes
ETFs not advised or sub-advised by SSgA	Yes	No	Yes
ETFs advised by or sub-advised by SSgA	Yes	No	Yes
ETNs	Yes	No	Yes
All closed-end mutual funds (also known as investment trusts in UK and listed investment companies in Australia)	Yes	Yes	Yes
High Yield Bond securities	Yes	Yes	Yes
Corporate Bond securities	Yes	Yes	Yes
Municipal Bond securities	Yes	Yes	Yes
US Treasury securities and other direct obligations backed by the full faith and credit of the US Government or other sovereign government or supra-national agencies	No	No	No

US Agency securities, such as FHLMC and FNMA, and other debt obligations not backed by the full faith and credit of the US Government or other sovereign government or supra-national agencies	Yes	Yes	Yes
High quality short-term debt instruments, cash, bankers acceptances, certificates of deposit (“CDs”), commercial paper, repurchase agreements.	No	No	No
Transactions in Employer Stock Ownership Programs (“ESOPs”) and automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner.
	Yes	The initial selection and any change in selection must be pre-cleared.	Yes, where employee has a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.
Hedge Funds and other Private Placements	Yes	Yes* - You must submit a completed Private Placement Request Form to Compliance for approval before participating and before entering a PTAF to either buy or sell.	Yes
Variable and fixed insurance products	No	No	No
Educational Savings Plans (such as IRC Section 529 plans)	No	No	No
Voluntary rights, warrants or tender offers	Yes	Yes	Yes
Company Stock Options received from a former employer	Yes	Yes	Yes

Options	Not permitted under the Code.	n/a	n/a
Futures	Not permitted under the Code.	n/a	n/a